Exhibit 3.345

ARTICLES OF INCORPORATION

OF

VH HOLDCO, INC.

I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

FIRST : The name of the corporation (hereinafter called the “corporation”) is VH Holdco, Inc.

SECOND : The name of the corporation’s resident agent in the State of Nevada is The Prentice-Hall Corporation System, Nevada, Inc., and the street address of the said resident agent where process may be served on the corporation is 502 East John Street, Carson City, Nevada 89706. The mailing address and the street address of the said resident agent are identical.

PAR SHARES

THIRD : The number of shares the corporation is authorized to issue is 1,000 shares, all of which are of a par value of $1.00 dollar each. All of said shares are of one class and are designated as Common Stock.

DENY PREEMPTIVE RIGHTS

No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities or obligations of the corporation which are, convertible into or exchangeable for, or which carry any rights, to subscribe for purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, of any thereof, to any said holder.

FOURTH : The governing board of the corporation shall be styled as a “Board of Directors,” and any member of said Board shall be styled as a “Director.”

The number of members constituting the first Board of Directors of the corporation is three; and the post office box or street address, either residence or business, of each of said members are as follows:

NAME	ADDRESS
Kenneth C. Donahey	One Park Plaza Nashville, TN 37203
Rosalyn S. Elton	One Park Plaza Nashville, TN 37203
John M. Franck II	One Park Plaza Nashville, TN 37203

The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are, not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

FIFTH : The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

NAME	ADDRESS
Robin Bryant	One Park Plaza Nashville, TN 37203

SIXTH : The corporation shall have perpetual existence.

SEVENTH : The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

EIGHTH : The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer; employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH : The nature of the business of the corporation and the objects or the purposes to be transacted; promoted, or carried on by it are as follows, provided that the corporation may engage in any other lawful activity: to directly and indirectly own and operate acute care hospitals and other health care businesses.

TENTH : The corporation reserves the right to amend, alter, change, or repeal any provision contained in these, Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein we granted subject to this reservation.

IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on August 4, 1998.

Robin Bryant

STATE OF TENNESSEE

COUNTY OF DAVIDSON

On this 4th day of August, 1998, Robin Bryant, personally appeared before me, a Notary Public in and for the State and County aforesaid, Robin Bryant, known to me to be, the person described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.

WITNESS my hand and official seal, the day and year first above written.

Notary Public

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